Exhibit 12.1

June 18, 2024

Angel Studios, Inc.

295 W Center St.

Provo, UT

(760) 933-8437

RE: Angel Studios, Inc., Class C Common Stock

Ladies and Gentlemen:

We refer to the Offering Statement on Form 1-A filed on June 18, 2024 (as amended, the “Offering Statement”) filed by Angel Studios, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”). The Offering Statement relates to the offering of shares of Class C voting common stock, par value $0.001 per share (the “Shares”), of the Company. The Shares are to be sold solely by the Company.

This opinion letter is being delivered in accordance with the requirements of Item 17(12) of Form 1-A under the Securities Act.

In rendering the opinions expressed below, we have acted as counsel for the Company and have examined and relied upon originals, or copies certified or otherwise identified to our satisfaction, of (i) the Offering Statement, (ii) the Amended and Restated Certificate of Incorporation of the Company, as amended, filed with the Secretary of State of the State of Delaware, filed as Exhibit 3.1 to the Offering Statement, (iii) the Amended and Restated Bylaws of the Company, filed as Exhibit 3.2 to the Offering Statement, (iv) the preliminary offering circular contained within the Offering Statement, (v) the form of Subscription Agreement, filed as Exhibit 4.1 to the Offering Statement, and (vi) such other documents and records of the Company, certificates of public officials and representatives of the Company, resolutions and other documents and have examined such questions of law and have satisfied ourselves as to such matters of fact, as we have deemed necessary or appropriate as a basis for the opinions set forth herein. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all natural persons and the conformity with the original documents of any copies thereof submitted to us for our examination.

Based upon the foregoing, and subject to the qualifications and limitations set forth herein, we are of the opinion that the Shares, when issued and sold as contemplated in the Offering Statement, and upon payment and delivery thereafter in accordance with the terms of the Subscription Agreement, will be legally issued, fully paid and non-assessable.

This opinion letter is limited to the General Corporation Law of the State of Delaware and the federal laws of the United States of America. Our opinion is rendered only with respect to such laws, and the rules, regulations and orders under such laws, that are currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction, including blue sky laws. We assume no obligation to advise you or any other person, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date of qualification of the Offering Statement that might affect the opinion expressed herein.

We hereby consent to the filing of this opinion letter as an exhibit to the Offering Statement and further consent to the reference to this Firm therein. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations of the SEC thereunder.

Very truly yours,

/s/ Williams Mullen

Williams Mullen